Filed Pursuant to Rule 433

Registration Statement Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.

1yr FX Basket Linked Notes Due 2007

Final Term Sheet

December 14, 2006

Issuer:	Citigroup Funding Inc.

Guarantee:	Payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.

Rating of Issuer’s Obligations:	Aa1/AA- (Moody’s/S&P)

Offering:	1yr FX Basket Linked Notes Due 2007

Sole Underwriter:	Citigroup Global Markets Inc.

Basket Currencies:	Australian Dollar (AUD), Canadian Dollar (CAD), New Zealand Dollar (NZD) and Indian Rupee (INR).

Principal Amount Issued:	US $10,000,000

Pricing Date:	December 14, 2006

Issue Date:	December 19, 2006

Maturity Date:	December 20, 2007

Issue Price:	100% of the principal amount

Interest Rate:	None

Payment at Maturity:	Principal + Return Amount

Principal:	100%

Return Amount:	Max[0.0%, (Participation X Basket Return)] where Participation = 185%

	n	USDCCY(i)	w(i)	Description
	1	USDAUD	25%	Number of Australian Dollar per unit of US Dollar, defined as 1/AUDUSD rate. AUDUSD rate as displayed on FXBENCH2, 3:00 p.m. EST.

	2	USDCAD	25%	Number of Canadian Dollar per unit of US Dollar, defined as USD/CAD rate as displayed on FXBENCH2, 3:00 p. m. EST

	3	USDNZD	25%	Number of New Zealand Dollar per unit of US Dollar, defined as 1/NZDUSD rate. NZDUSD rate as displayed on FXBENCH2, 3:00 p.m. EST.

	4	USDINR	25%	Number of Indian Rupee per unit of US Dollar, defined as USDINR rate as displayed on FXBENCH2, 3:00 p.m. EST

USDCCYS = Spot exchange rate on December 14, 2006 as published on Reuters Page

“FXBENCH2” at 3:00 p.m. New York time:

USDAUD=1.2773 (AUDUSD=0.7829), USDCAD= 1.1568, USDNZD=1.4503 (NZDUSD=0.6895), USDINR=44.5600.

USDCCYf = Spot exchange rate on the Valuation Date, as published in the case of CAD,

INR; as published the reciprocal in the case of AUD, NZD on Reuters Page “FXBENCH2” at 3:00 p.m. New York time.

Valuation Date:	Five business days prior to Maturity Date

Day Count:	30/360 unadjusted

Early Redemption:	None

Business Day:	London, New York and TARGET Modified Following Business Day Convention

Calculation Agent:	Citibank, N.A.

Form and Denomination:	Registered Medium-Term Notes in minimum denominations and increments of US$1,000

Clearing and Settlement:	DTC

Listing:	None

CUSIP:	1730T0BM0

Underwriting Discount:	0.00%

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.